                                                                     [Exhibit 1]

Directors' Compensation

Members of the Board of Directors who are employees of the Corporation or its subsidiaries are not compensated for service on the Board or any Committee of the Board. Non-employee directors receive a fee of $1,000 for each meeting of the Board of Directors attended and a $1,000 fee for each Committee meeting attended. Members of the Board of Directors, except for Mr. Araskog and Mr. Bowman, receive an annual retainer fee of $48,000 payable solely in restricted shares of ITT Common Stock. See "Restricted Stock Plan for Non-Employee Directors." Directors are reimbursed for travel expenses incurred on behalf of the Corporation. The non-employee directors of the Corporation who also serve on the Board of Directors of ITT Educational Services, Inc. receive an annual retainer fee of $18,000 and an attendance fee of $750 for each meeting of the Board of Directors of ITT Educational Services, Inc. and an attendance fee of $500 for each Committee meeting attended.

The Board of Directors has adopted the 1996 ITT Deferred Compensation Plan. Under this plan, non-employee directors may elect to defer receipt of all or a portion of their ITT and ITT Educational Services, Inc. attendance fees. The Corporation will credit interest on the deferred compensation based upon the performance of benchmark investment funds made available under the plan and selected by the director.

The Corporation maintains an unfunded retirement plan to provide benefits accrued as of December 19, 1995 for its non-employee directors who were directors of Old ITT on December 18, 1995. No future benefits are accruing under the plan. The benefits are payable upon retirement from the Board at or after age 65 after completing at least five years of service on the Board, counting service on the Board of Directors of Old ITT. Under the plan, directors may indicate a preference, subject to certain conditions, to receive any accrued benefit in the form of a single (discounted) lump sum payment immediately payable upon such director's retirement. The Corporation has agreed to pay the affected directors, Mrs. Anderson, Mr. Archibald, Mr. Burnett, Mr. Kirk, Gen. Meyer, Dr. Payton and Mrs. White, accrued benefits due them which presently have a total value of $1,331,000 in the aggregate.

Non-employee directors may participate in a group life insurance plan that has been established for their benefit. The plan provides $100,000 of non-contributory group life insurance to participating non-employee directors during their service on the Board.

The non-employee directors are covered under a non-contributory group accidental death and dismemberment program which provides each of them $750,000 of coverage during their service on the Board. Additional benefits also may be purchased.

Restricted Stock Plan for Non-Employee Directors

The Board of Directors has adopted the 1996 Restricted Stock Plan for the Non-Employee Directors (the "1996 Non-Employee Directors Plan"). The 1996 Non-Employee Directors Plan was designed to further the Corporation's objectives of attracting and retaining individuals of ability as directors and providing the directors with a closer identity with the interests of the ITT shareholders.

Directors of the Corporation who are not employees of the Corporation or any of its subsidiaries automatically participate in the 1996 Non-Employee Directors Plan. There are presently nine directors who are eligible to participate in the 1996 Non-Employee Directors Plan. The plan is administered by the Compensation and Personnel Committee of the Board of Directors. The Committee has the responsibility of interpreting the plan and establishing the rules appropriate for the administration of the plan.

Under the 1996 Non-Employee Directors Plan, grants of restricted stock will be made automatically on the date of each Annual Meeting of Shareholders to each non-employee director elected at the meeting or continuing in office following the meeting. The amount of the award shall equal (and be in lieu of) the annual retainer in effect for the calendar year within which the award date falls, divided by the fair market value of ITT Common Stock. "Annual retainer" is defined as the amount payable to a director for service on the Board during the calendar year and does not include meeting attendance fees. The annual retainer is presently set at $48,000. "Fair market value" is defined as the average of the high and low sales price per share of ITT Common Stock on the date of the Annual Meeting, as reported on the New York Stock Exchange Composite Tape. A total of 120,000 shares are reserved for issuance under the 1996 Non-Employee Directors Plan. The shares to be issued may be treasury shares or newly issued shares of ITT Common Stock. The shares of ITT Common Stock that are granted under the 1996 Non-Employee Directors Plan will be held in escrow by the Corporation during the restriction period. The restriction period shall commence on the grant date and end on the earliest of (i) the fifth anniversary of the grant date, (ii) upon retirement at age 72, (iii) upon a "change of control" (as defined) of the Corporation, (iv) death, (v) the onset of disability or (vi) resignation in certain cases of ill health, relocation or entering into any governmental, diplomatic or other service or employment. Except as provided above, any resignation from the Board within the restriction period will result in forfeiture of the shares. Shares may not be sold, assigned, transferred, pledged or otherwise disposed of during the restriction period. Until such risk of forfeiture lapses or the shares are forfeited, a director will have the right to vote and to receive dividends on the shares granted under the 1996 Non-Employee Directors Plan.

The Board of Directors may amend, suspend or discontinue the 1996 Non-Employee Directors Plan at any time except that the Board may not, without shareholder approval, take any action which would cause the 1996 Non-Employee Directors Plan to no longer comply with Rule 16b-3 under the Securities Exchange Act of 1934. No amendment, suspension or discontinuance of the 1996 Non-Employee Directors Plan will impair a director's right under a restricted stock award previously granted without his or her consent.

The 1996 Non-Employee Directors Plan became effective as of December 19, 1995 and will terminate on December 31, 2005, provided that grants of Restricted Stock made prior to the termination of the plan may vest following such termination in accordance with their terms.

The Compensation Program

General. The compensation program for ITT executives presently consists of base salary, annual incentive bonus, long-term incentives and employee benefits. It is the intent of the Committee that incentives based upon long-term performance should be the major compensation component for senior executives.

Base Salary. Salaries are set and administered to reflect the value of the job in the marketplace and individual contribution and performance. Based on a major survey of competitive practices, ITT executive salaries are approximately 10% above the average going rate of competitor companies. Salaries provide a necessary element of stability in the total pay program and, as such, are not subject to significant variability. Salary increases are based primarily on merit. During 1995, ITT executive salaries were evaluated in relation to a competitive annualized merit increase guideline of 4% for expected levels of individual performance. Actual increases can vary from the guideline depending primarily on individual performance. The normal interval between salary reviews for senior executives is 18 months.

The Committee authorized a salary increase for Mr. Araskog effective January 1, 1995 of $375,000, bringing his current annual salary to $2,000,000. This merit increase, which followed a 12-month interval since his last salary review, was equivalent to 23% on an annualized basis and was based on the Committee's evaluation of his performance.

Among the other named officers, Mr. Bowman's salary was raised to $700,000 effective August 1, 1995, an increase of $200,000 after 12 months. Mr. Weadock's annual salary was increased from $500,000 to $525,000 on May 1, 1995 after an interval of 18 months. Mr. Boynton's annual salary was increased from $465,000 to $650,000 during 1995 to reflect his promotion from President of Caesars Atlantic City casino to his current position as President and Chief Executive Officer of Caesars World, Inc. Mr. Ward's annual salary was increased from $400,000 to $425,000 on December 1, 1995 after an interval of 18 months.

Annual Incentive Bonus. Under the ITT Annual Incentive Bonus Plan applicable to both ITT and Old ITT, the amounts of annual bonus awards are based upon corporate financial performance for the year compared to annual performance goals established by the Committee at the beginning of the year. For 1995, such performance goals for Old ITT were earnings per share compared to budget, earnings per share compared to the prior year and return on equity compared to budget. These measures were weighted 40%, 40% and 20%, respectively. The weighted average performance factor under the formula was calculated at 106%. Under a leveraged performance/payout schedule, the performance factor generated a standard bonus adjustment factor of 116.5%. The calculated bonus amounts for 1995 performance by Messrs. Araskog, Bowman and Ward are shown in the Summary Compensation Table following this report and were determined strictly in accordance with the above described formula and standard bonus adjustment factor. The bonus factor for Mr. Weadock reflects the performance measurement formula applicable to ITT Sheraton Corporation; the bonus amount for Mr. Boynton reflects the performance measurement formula applicable to Caesars World, Inc. The bonus amounts paid to Messrs. Araskog, Bowman, Weadock, Boynton and Ward were reviewed and approved by the Committee prior to payment.

Stock Option Awards. Stock option awards provide long-term incentives which are directly related to the performance of ITT Common Stock. Options generally have a 10-year term and closely align the executive's interests with those of other shareholders. Outstanding stock options in respect of common stock of Old ITT were adjusted to reflect the effects of the Distribution on December 19, 1995. Holders of Old ITT stock options surrendered their outstanding options in exchange for substitute options to purchase ITT Common Stock. Pursuant to the formulas intended to preserve the economic value of the options to purchase the common stock of Old ITT, the substitute stock options' exercise prices were fixed at approximately 41.9% of the Old ITT option exercise prices and the number of shares subject to options were increased by a factor of approximately 238.9% of the Old ITT shares. The stock option award tables included in this Proxy Statement reflect the above adjustments.

On May 9, 1995 options to purchase an aggregate of 474,500 shares of the common stock of Old ITT were granted to 12 executive officers of ITT at the exercise price of $108.75 per share (the closing price of a share of common stock of Old ITT on the New York Stock Exchange on the grant date). The stock options granted to senior executives, including the named officers, were subject to an exercisability threshold. The options became exercisable on March 5, 1996, when the closing price of ITT Common Stock (as adjusted to give effect to the Distribution) remained at or above 125% of the grant price for ten consecutive trading days. Further details on the option grants for the named executive officers during 1995, and the effect of the Distribution on such options, are shown in the table of Stock Option Grants in 1995 on page 22 herein.

The Committee awarded Mr. Araskog options to purchase 180,000 shares during 1995 (429,971 when adjusted to give effect to the Distribution). This award (and the option award for Mr. Bowman) was above the 90th percentile of competitive practice based on a Towers Perrin survey of long-term incentives among large public companies which measures grant size in terms of the aggregate exercise price of the options (number of shares multiplied by the option exercise price) expressed as a multiple of base salary. The Committee elected to make the awards at this level of competitive practice to provide significant incentive for management to continue its strategy for building shareholder value.

Long-Term Performance Plan Payments. In anticipation of the Distribution, effective October 10, 1995, the Board of Directors of Old

ITT amended the Long-Term Performance Plan (the "LTPP") of Old ITT to permit the Committee, in its sole discretion, to increase or decrease payments under the plan based upon events or circumstances that have a material impact on the overall performance of the Corporation. The effect of the amendment was to permit the Committee to authorize payments that were greater than what would have been permitted under the original plan formula. With respect to Messrs. Araskog, Bowman and Ward, the Committee authorized payments greater than what would have been permitted under the original plan formula in recognition of their roles in effecting the Distribution. Mr. Weadock's payment was based on the original performance formula applicable to ITT's information services business. Mr. Boynton did not participate in the plan. The Committee authorized payments which aggregated $6,174,900 for 10 participating executive officers of ITT. The authorized LTPP payments as a percentage of the original target awards for Messrs. Araskog, Bowman, Weadock and Ward were 75%, 75%, 200% and 75%, respectively. The actual payments for the named officers are shown in the Summary Compensation Table following this report under the heading "Long-Term Incentive Plan Payouts."

Restricted Stock Awards. On May 9, 1995, the Committee awarded shares of restricted stock to five executive officers. An aggregate of 47,500 restricted shares were issued, including 25,000, 10,000 and 2,500 shares of ITT Common Stock for Messrs. Araskog, Bowman and Ward, respectively. Mr. Araskog's shares will remain restricted until January 1, 2001; Messrs. Bowman and Ward's shares will remain restricted until May 9, 2000.

The restricted stock awards in 1995 were adjusted to give effect to the Distribution. In order to preserve the intended benefits to both ITT and the recipients of such awards, holders of the restricted stock exchanged their restricted stock in Old ITT for restricted stock of ITT. In order to preserve the value of such restricted stock, each share of restricted stock in Old ITT was exchanged for approximately 2.39 shares of restricted stock in ITT.

Employee Benefits. Executives also participate in ITT's broad-based employee benefits program which includes a pension program, an investment and savings plan, group medical and dental coverage, group life insurance and other benefit plans. Further details on the pension plans in which Messrs. Araskog, Bowman, Weadock, Boynton and Ward participate are provided on pages 25 through 27.

In 1995, the Board adopted the 1996 ITT Deferred Compensation Plan. Under this plan, executives with a base salary of $200,000 or more may elect to defer receipt of all or a portion of their 1995 bonus. ITT will credit interest on the deferred compensation based upon the performance of benchmark investment funds made available under the plan and selected by the executive.

Compensation of ITT Executive Officers

The following table discloses the compensation received by ITT's Chief Executive and the four other most highly paid executive officers for services rendered to ITT (including compensation received from Old ITT prior to the Distribution) for the three fiscal years ending December 31.

                                         Summary Compensation Table

                                                                                 Long Term
                                                                                Compensation
                                                                    ------------------------------------
                                         Annual Compensation                 Awards             Payouts
                                   -------------------------------  ------------------------   ---------
                                                           Other                                             All
                                                           Annual                 Securities   Long-Term    Other
                                                          Compen-   Restricted    Underlying   Incentive   Compen-
Name and Principal                                       sation(2)     Stock        Options      Plan      sation
Position                   Year    Salary($)  Bonus($)      ($)     Awards(3)($)    (4)(#)    Payouts(3)    (6)($)
----------------------     ----    ---------  --------     -----    ------------   --------   ----------   -------
Rand V. Araskog
Chairman and Chief         1995    2,000,000  2,330,800   251,063     2,718,750     429,971    2,625,000   449,962
Executive                  1994    1,625,000  2,405,000   219,457          --       429,971         --      58,656
                           1993    1,525,000  2,584,900   185,793          --       391,675         --      54,346

Robert A. Bowman
President and Chief        1995      583,333    611,800    44,942     1,087,500     143,324      900,000    37,380
Operating Officer          1994      456,250    471,750    25,534          --       143,324         --      13,844
                           1993      416,667    540,300   368,537          --       156,669         --      11,388

Daniel P. Weadock
Senior Vice President of   1995      516,667    398,800   433,646          --        59,718    1,280,000    44,321
ITT; President and Chief   1994      500,000    385,000    13,408          --        83,605         --      17,500
Executive Officer of ITT   1993      462,689    278,000    24,468          --        91,390         --      16,194
Sheraton Corporation

Peter G. Boynton(1)
Senior Vice President of   1995      578,117    299,776   105,288          --        59,718         --      14,500
ITT; President and Chief   1994         --         --        --            --          --           --        --
Executive Officer of       1993         --         --        --            --          --           --        --
Caesars World, Inc.

Richard S. Ward
Executive Vice             1995      401,667    269,200    35,103       271,875      83,605      225,000    44,545
President,                 1994      358,750    336,874    22,544          --        83,605         --      14,338
General Counsel and        1993      285,833    200,000    30,953          --        65,279         --      10,976
Corporate Secretary

(1) Mr. Boynton became an executive officer of ITT following the January 1995 acquisition of Caesars World, Inc. As a result, the 1994 and 1993 compensation paid to Mr. Boynton by Caesars World, Inc. has not been included.

(2) Amounts shown in this column are tax reimbursement allowances, which are intended to offset the inclusion in taxable income of the value of certain benefits, except that: (a) the amounts shown for Mr. Araskog also include $92,224, $128,873 and $99,929 in 1995, 1994 and 1993, respectively, for personal benefits including tax and financial counseling and transportation services, (b) the amount shown for Mr. Bowman in 1993 also includes $205,373 in relocation allowance, (c) the amount shown for Mr. Weadock in 1995 also includes $426,597 in relocation allowance, (d) the amount shown for Mr. Boynton in 1995 also includes $41,074 in relocation allowance and $32,999 in automobile allowance and (e) the amount shown for Mr. Ward in 1993 also includes $11,167 in relocation allowance.

(3) On May 9, 1995, Messrs. Araskog, Bowman and Ward were granted 25,000, 10,000 and 2,500 restricted shares, respectively, of common stock of Old ITT when the market value was $108.75 per share. In connection with the Distribution, holders of restricted stock of Old ITT surrendered such restricted stock in exchange for restricted stock in ITT. In order to preserve the economic value of the surrendered restricted stock, each share of restricted stock in Old ITT was exchanged for approximately

     2.39 shares of restricted stock in ITT.

     Neither Mr. Araskog, Mr. Bowman nor Mr. Ward hold any other shares of restricted stock in ITT. The shares of restricted stock awarded to Mr. Araskog are scheduled to vest on January 1, 2001. The shares of restricted stock awarded to Messrs. Bowman and Ward are scheduled to vest on May 9, 2000, the fifth anniversary of the date of grant. Shares of restricted stock are entitled to participate in any dividends paid with respect to ITT Common Stock. Based on the NYSE consolidated trading closing price of ITT Common Stock on December 29, 1995 of $53.00, the value of substitute restricted stock awards for Messrs. Araskog, Bowman and Ward was $3,165,054, $1,266,011 and $316,516, respectively.

(4) The named executives do not hold any stock appreciation rights in connection with the options shown above. The numbers have been adjusted to give effect to the Distribution. As a result, the numbers for the years 1994 and 1993 assume that, in each case, the Distribution was consummated prior to the end of such year. In connection with the Distribution, Mr. Araskog, Mr. Bowman, Mr. Weadock, Mr. Boynton and Mr. Ward each surrendered their options to purchase the common stock of Old ITT. In exchange for the surrender of such options, ITT granted such executives substitute options to purchase ITT Common Stock. Pursuant to formulas intended to preserve the economic value of the options, the substitute options' exercise prices were fixed at approximately 41.9% of the Old ITT options exercise prices and the numbers of shares subject to options were increased by a factor of approximately 238.9% of the Old ITT shares.

(5) Payouts represent amounts earned under the Long-Term Performance Plan established by Old ITT for the period 1991 through 1995. On October 10, 1995 the Board amended the Long-Term Performance Plan to permit the Compensation and Personnel Committee, in its sole discretion, to increase or decrease payments under such plan based upon events or circumstances that have a material impact on the overall performance of the Corporation. The effect of the amendment was to permit the Committee to authorize payments that in certain cases were greater than what would have been permitted under the original plan formula. With respect to Messrs. Araskog, Bowman and Ward, the Committee authorized payments approximately 60% greater than what would have been permitted under the original plan formula in recognition of their roles in managing the Distribution. Mr. Weadock's payment was based on the original performance formula applicable to ITT's information services business. Mr. Boynton did not participate in the plan.

(6) In the case of Messrs. Araskog, Bowman, Weadock and Ward, the amounts shown in this column are contributions by the Corporation under the ITT Investment and Savings Plan and the ITT Excess Savings Plan, which are defined contribution plans. Under such plans, the Corporation makes a matching contribution in an amount equal to 50% of an employee's contribution, such matching contribution not to exceed three percent (3%) of such employee's salary. Under these plans, the Corporation also makes a non-matching contribution equal to one-half of one percent (1/2 of 1%) of an employee's salary. In 1995, the Employee Stock Ownership Plan (the "ESOP") of Old ITT was terminated and unallocated shares remaining after the related ESOP loan was repaid were distributed among all participants. Except in the case of Mr. Boynton, the amounts shown for 1995 also include an allocation of certain amounts as a result of the termination of the ESOP.

     In the case of Mr. Boynton, $4,500 of the amount shown in this column is a contribution by Caesars World, Inc. ("Caesars") under the Caesars' 401(k) Retirement Savings Plan. Such plan provides for Caesars to contribute one percent (1%) of certain compensation of all participants into the plan and for participants to voluntarily contribute up to twelve (12%) of certain compensation into the plan, subject to tax law restrictions. For every dollar a participant in the Caesars plan contributes from the first four percent (4%) of compensation, Caesars will contribute fifty percent (50%) of such amount. The annual compensation of each employee taken into account under the plan year cannot exceed $150,000. In the case of Mr. Boynton, $10,000 of the amount shown in this column is an honorarium paid upon his election in July 1995 as a senior vice president of the Corporation.

     In the case of Mr. Araskog, the amount also includes $354,156 paid by the Corporation for premiums on a split-dollar life insurance policy maintained jointly for Mr. and Mrs. Araskog. The Corporation is entitled to be reimbursed for its payments with respect to such policy upon the earlier to occur of: (i) the death of Mr. Araskog or Mrs. Araskog, whichever occurs later, and (ii) the date on which the cash surrender value of the policy is sufficient to repay amounts paid by ITT and continue to sustain the policy until the year 2035, which is expected to occur at the end of the year 2008.

Option Grants on ITT Common Stock to ITT
Executives in Last Fiscal Year

The following table provides information on fiscal year 1995 grants of options to the named ITT executives to purchase shares of common stock of Old ITT. The stock options granted to each of the ITT executives listed below were issued in 1995. In connection with the Distribution, Mr. Araskog, Mr. Bowman, Mr. Weadock, Mr. Boynton and Mr. Ward each surrendered their options to purchase the common stock of Old ITT. In exchange for the surrender of such options, ITT granted such executives substitute options to purchase ITT Common Stock. Pursuant to formulas intended to preserve the economic value of the options to purchase the common stock of Old ITT, the substitute options' exercise prices were fixed at approximately 41.9% of the Old ITT options exercise prices and the numbers of shares subject to options were increased by a factor of approximately 238.9% of the Old ITT shares. The numbers of shares subject to options and the exercise prices for such options set forth below have been adjusted to reflect the issuance of substitute options to purchase ITT Common Stock.


                                    Stock Option Grants in 1995                Potential Realizable Value
                                    ---------------------------                    at Assumed Annual
                          Number of     % of Total                               Rates of Stock Price
                         Securities       Options                                  Appreciation for
                         Underlying     Granted to                                    Option Term
                           Options       Employees   Exercise                  --------------------------
                          Granted(1)         in       Price(3)    Expiration        5%             10%
Name                         (#)          1995(2)    ($/Share)      Date           ($)            ($)
----                         ---          -------    ---------      ----           ---            ---
Rand V. Araskog            429,971          8.4        45.53      5/11/2005     12,310,070     31,198,696
Robert A. Bowman           143,324          2.8        45.53      5/11/2005      4,103,366     10,399,589
Daniel P. Weadock           59,718          1.2        45.53      5/11/2005      1,709,726      4,333,138
Peter G. Boynton            59,718          1.2        45.53      5/11/2005      1,709,726      4,333,138
Richard S. Ward             83,605          1.6        45.53      5/11/2005      2,393,611      6,066,379

(1)  The numbers in this column represent options to purchase ITT Common Stock.

(2) Percentages indicated are based on the original number of options granted in 1995 compared to a total of 2,148,100 options on the common stock of Old ITT granted to 795 employees in 1995.

(3) The exercise price per share was $108.75, 100% of the fair market value of a share of common stock of Old ITT on the date of grant (as described above, such exercise price has been adjusted to $45.53 to give effect to the Distribution). The exercise price may be paid in cash or in shares of ITT Common Stock valued at their fair market value on the date of exercise. The options granted were not exercisable until March 5, 1996, the date on which the trading price of ITT Common Stock equaled or exceeded $56.91 per share (as adjusted) for ten consecutive trading days.

Aggregated Option Exercises in the Last Fiscal
Year and Fiscal Year End Option Value

The following table provides information on option exercises in 1995 by the named executives of ITT and the value of each such executive's unexercised options to acquire ITT Common Stock at December 29, 1995.

                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year-End Option Values

                                                       Number of Securities        Value of Uexercised,
                              Shares                  Underlying Unexercised           In-the-Money
                             Acquired      Value            Options at                Options Held at
Name                        on Exercise  Realized      Fiscal Year-End(#)(1)       Fiscal Year-End($)(2)
Unexercisable                   (#)         ($)     Exercisable   Unexercisable                 Exercisable
-------------                   ---         ---     -----------   -------------                 -----------
Rand V. Araskog                   --          --       821,646       429,971     14,626,448      3,211,883
Robert A. Bowman                  --          --       369,625       152,028      7,780,111      1,289,884
Daniel P. Weadock                 --          --       262,468        59,718      6,096,121        446,093
Peter G. Boynton                  --          --            --        59,718             --        446,093
Richard S. Ward                   --          --       178,390        83,605      3,638,251        624,529

(1) In connection with the Distribution, Mr. Araskog, Mr. Bowman, Mr. Weadock, Mr. Boynton and Mr. Ward each surrendered their options to purchase the common stock of Old ITT. In exchange for the surrender of such options, ITT granted such executives substitute options to purchase ITT Common Stock. Pursuant to formulas intended to preserve the economic value of the options to purchase the common stock of Old ITT, the substitute options' exercise prices were fixed at approximately 41.9% of the Old ITT options exercise prices and the numbers of shares subject to options were increased by a factor of approximately 238.9% of the Old ITT shares. The number of shares subject to options and the exercise prices for such options shown in the above table reflect such substitute options.

(2) Based on the NYSE consolidated trading closing price of ITT Common Stock on December 29, 1995 of $53.00.

Severance Pay Plan

The Compensation and Personnel Committee of the Board has adopted a policy that it will not authorize the execution of any executive employment contracts which would provide for severance payments constituting "parachute payments" as defined in the Internal Revenue Code of 1986, as amended, unless the shareholders of the Corporation are afforded the opportunity to approve such contracts.

A severance pay plan applies to ITT senior executives who are U.S. citizens or who are employed in the U.S., including all executive officers of ITT other than Mr. Araskog. Under the plan, if a participant's employment is terminated by ITT, other than for cause or as a result of other occurrences specified in the plan, the participant is entitled to severance pay in an amount up to 24 months of base salary depending upon his or her length of service. In no event shall such severance pay exceed the amount of base salary for the number of months remaining between the termination of employment and the participant's normal retirement date or two times the participant's total annual compensation during the year immediately preceding such termination. The plan includes offset provisions for other compensation from ITT and requirements on the part of executives with respect to non-competition and compliance with the ITT Code of Corporate Conduct. Under the plan, severance payments would ordinarily be made monthly over the scheduled term of such payments; however, ITT has the option to make such payments in the form of a single (discounted) lump sum payment. As of March 1, 1996, the named executive officers in the Summary Compensation Table on page 20 participate in this plan, except for Mr. Araskog who is covered by an employment agreement.

The annual salaries of Messrs. Bowman, Weadock, Boynton and Ward as of March 1, 1996 were $700,000, $525,000, $663,000 and $425,000, respectively.

Employment Contract

The Corporation has entered into an employment contract with Mr. Araskog which provides for, among other things: (i) a base salary of $2,000,000 per year, entitlement to receive bonus and additional incentive compensation each year as may be awarded in the discretion of the Compensation and Personnel Committee of the Board, participation in ITT's benefit plans (other than pre-retirement and post-retirement life insurance benefits), contractual disability and death benefits, his employment as chairman and chief executive of ITT until October 31, 2000 (when he will have reached age 69); (ii) his service as consultant to his successor as chief executive of ITT from

November 1, 2000 through October 31, 2003 for a fee of not less than $400,000 per year, (iii) his nomination as a director of ITT at each annual meeting of ITT shareholders commencing with the annual meeting for 2001 and including the annual meeting to be held in 2003 and, upon election, payment to him of the usual director's fees for service in such capacity; (iv) the provision of office space and certain staff and transportation assistance in connection with his service as a director and consultant subsequent to October 31, 2000; (v) certain payments in the event that (A) at any time prior to October 31, 2000, Mr. Araskog is not re-elected as chairman and employed as chief executive, which payments would be made (I) in monthly installments over the term of the contract remaining through October 31, 2000 in amounts equal per annum to the salary received by Mr. Araskog for the calendar year immediately preceding such event plus a percentage of the average bonus received by Mr. Araskog with respect to the three calendar years immediately preceding such event and (II) in the form of a discounted lump sum payment on or about October 31, 2000 equal to the then present value of the consulting fee and the director's fees referred to above, and (B) after completion of services through October 31, 2000 in accordance with the terms of the contract, Mr. Araskog at any time prior to October 31, 2003 is not nominated as a director of ITT, which payment would be in the form of a discounted lump sum payment equal to the then present value of the balance remaining of the consulting fee and the director's fees referred to above; and
(vi) covenants by Mr. Araskog against competition with any business actively conducted by ITT or any of its subsidiaries and for compliance with the ITT Code of Corporate Conduct.

Change-in-Control Arrangements

Acceleration of the exercisability, payment or vesting of awards or benefits is provided for under the ITT 1995 Incentive Stock Plan and the retirement excess benefit plan upon the occurrence of a change in corporate control, which is generally defined in such plans as the occurrence of any of the following events: (i) a report on Schedule 13D shall be filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the "Act") disclosing that any person (within the meaning of Section 13(d) of the Act), other than ITT or a subsidiary of ITT or any employee benefit plan sponsored by ITT or a subsidiary of ITT, is the beneficial owner directly or indirectly of twenty percent or more of the outstanding common stock of ITT;
(ii) any person (within the meaning of Section 13(d) of the Act), other than ITT or a subsidiary of ITT or any employee benefit plan sponsored by ITT or a subsidiary of ITT, shall purchase shares pursuant to a tender offer or exchange offer to acquire any ITT Common Stock (or securities convertible into such Common Stock) for cash, securities or any other consideration, provided that after consummation of the offer, the person in question is the beneficial owner (as such term is defined in Rule 13d-3 under the Act) directly or indirectly of fifteen percent or more of the outstanding ITT Common Stock (calculated as provided in paragraph (d) of Rule 13d-3 under the Act in the case of rights to acquire ITT Common Stock); (iii) the stockholders of ITT shall approve (A) any consolidation or merger of ITT in which ITT is not the continuing or surviving corporation or pursuant to which shares of ITT Common Stock would be converted into cash, securities or other property, other than a merger of ITT in which holders of ITT Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger as immediately before, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of ITT; or (iv) there shall have been a change in a majority of the members of the Board of Directors of ITT within a 12-month period unless the election or nomination for election by ITT's shareholders of each new director during such 12-month period was approved by the vote of two-thirds of the directors then still in office who were directors at the beginning of such 12-month period.

Pension Plans

General. ITT has adopted the ITT Sheraton Plan as the ITT Salaried Retirement Plan and extended it to employees formerly covered by the Old ITT Salaried Retirement Plan. The Plan has been amended to recognize service with companies affiliated with ITT prior to December 19, 1995 for eligibility, vesting and benefit accrual purposes and further provides for an offset of any benefit payable from any ITT retirement plan covering the same period of service. The Plan has been further amended to recognize service with ITT Industries, Inc. and ITT Hartford Group, Inc. after December 19, 1995 for eligibility and vesting purposes. Messrs. Araskog, Bowman, Weadock and Ward participate in the retirement plans maintained by ITT.

Executives of Caesars World, Inc. ("Caesars") do not participate in the retirement plans maintained by ITT. Accordingly, Mr. Boynton is covered by the Caesars Executive Security Plans (collectively, the "Caesars Pension Plan").

ITT Retirement Plan. The ITT Salaried Retirement Plan covers all eligible salaried employees of ITT, including senior executive officers and other ITT executives.

A member's annual pension equals two percent of the member's average final compensation for each of the first 25 years of benefit service, plus one and one-half percent of a member's average final compensation for each of the next 15 years of benefit service, reduced by one and one-quarter percent of the member's primary Social Security benefit for each year of benefit service to a maximum of 40 years; provided that no more than one-half of the member's primary Social Security benefit is used for such reduction. A member's average final compensation (including salary plus approved bonus payments) will be defined under the Plan as the total of (i) a member's average annual base salary for the five calendar years of the last 120 consecutive calendar months of eligibility service affording the highest such average plus (ii) a member's average annual compensation not including base salary for the five calendar years of the member's last 120 consecutive calendar months of eligibility service affording the highest such average. The Plan also provides for undiscounted early retirement pensions for members who retire at or after age 60 following completion of 15 years of eligibility service. A member is vested in benefits accrued under the Plan upon completion of five years of eligibility service.

Applicable Federal legislation limits the amount of benefits that can be paid and compensation which may be recognized under a tax-qualified retirement plan. ITT has adopted a non-qualified unfunded retirement plan (the "ITT Excess Pension Plan") for payment of those benefits at retirement that cannot be paid from the qualified retirement plan. The practical effect of the ITT Excess Pension Plan is to continue calculation of retirement benefits to all employees on a uniform basis. Benefits under the ITT Excess Pension Plan will generally be paid directly by ITT. ITT has also created an excess plan trust under which excess benefits under the ITT Excess Pension Plan for certain officers of ITT will be funded. Any such employee may indicate a preference, subject to certain conditions, to receive any excess benefit in the form of a single discounted lump sum payment. Any "excess" benefit accrued to any such employee will be immediately payable in the form of a single discounted lump sum payment upon the occurrence of a change in corporate control (as defined in the ITT Excess Pension Plan).

Based on various assumptions as to remuneration and years of service, before Social Security reductions, the following table illustrates the estimated annual benefits payable from the Retirement Program at retirement at age 65 that are paid for by ITT, subject to the offsets described above.

                             ITT Pension Plan Table

     Average                                   Years of Service
      Final                                    ----------------
  Compensation         20             25              30             35             40
  ------------         --             --              --             --             --
$   50,000          $   20,000     $   25,000     $   28,750     $   32,500     $   36,250
   100,000              40,000         50,000         57,500         65,000         72,500
   300,000             120,000        150,000        172,500        195,000        217,500
   500,000             200,000        250,000        287,500        325,000        362,500
   750,000             300,000        375,000        431,250        487,500        543,750
 1,000,000             400,000        500,000        575,000        650,000        725,000
 1,500,000             600,000        750,000        862,500        975,000      1,087,500
 2,000,000             800,000      1,000,000      1,150,000      1,300,000      1,450,000
 2,500,000           1,000,000      1,250,000      1,437,500      1,625,000      1,812,500
 3,000,000           1,200,000      1,500,000      1,725,000      1,950,000      2,175,000
 3,500,000           1,400,000      1,750,000      2,012,500      2,275,000      2,537,500
 4,000,000           1,600,000      2,000,000      2,300,000      2,600,000      2,900,000
 5,000,000           2,000,000      2,500,000      2,875,000      3,250,000      3,625,000

The amounts shown under "Salary" and "Bonus" opposite the names of the individuals in the Summary Compensation Table on page 20 comprise the compensation which is used for purposes of determining "average final compensation" under the plan. The years of service of each of the individuals for eligibility and benefit purposes as of December 31, 1995 are as follows:
Rand V. Araskog, 29.09 years; Robert A. Bowman, 4.73 years; Daniel P. Weadock,
34.46 years; and Richard S. Ward, 26.44 years.

The Caesars Pension Plan. The Caesars Pension Plan provides for annual pension benefits for individuals retiring at age 65 payable in the form of a straight life annuity for various levels of compensation and years of service. Under the Caesars Pension Plan, benefits may also be payable as a lump sum, subject to Committee approval and other specified conditions. The Caesars Pension Plan is a defined benefit pension plan which is not a tax qualified plan and covers all full time salaried officers and selected other key executives. Benefits under the Caesars Pension Plan accrue at the rate of two percent of average annual salary for each year of credited service with a one-time additional 5% accrual after completion of ten years of credited service. Benefits vest after five years of credited service. Under certain circumstances, benefits may be forfeited concurrent with or following termination of employment.

Based upon various assumptions as to remuneration and years of service, the following table illustrates the estimated annual benefits payable from the Caesars Pension Plan at retirement at age 65. The amounts shown in the table are not subject to reduction for Social Security benefits or other offset amounts and are based upon the assumption that the Caesars Pension Plan continues in its present form.

                           Caesars Pension Plan Table

    Five Year                                 Years of Service
     Average                                  ----------------
     Salary           15             20              25             30             35
     ------           --             --              --             --             --
$  125,000           $ 43,750       $ 56,250       $ 68,750       $ 81,250       $ 81,250
   150,000             52,500         67,500         82,500         97,500         97,500
   175,000             61,200         78,750         96,250        113,750        113,750
   200,000             70,000         90,000        110,000        130,000        130,000
   225,000             78,750        101,250        123,750        146,250        146,250
   250,000             87,500        112,500        137,500        162,500        162,500
   300,000            105,000        135,000        165,000        195,000        195,000
   400,000            140,000        180,000        220,000        260,000        260,000
   500,000            175,000        225,000        275,000        325,000        325,000
   600,000            210,000        270,000        330,000        390,000        390,000
   800,000            280,000        360,000        440,000        520,000        520,000
 1,000,000            350,000        450,000        550,000        650,000        650,000
 1,200,000            420,000        540,000        660,000        780,000        780,000


The remuneration covered by the Caesars Pension Plan is the average of the participant's highest five years of salary earned during his last ten years of employment with Caesars. The amount shown under "Salary" opposite the name of Mr. Boynton in the Summary Compensation Table on page 20 will be used for determining "average annual salary" under the plan. As of December 31, 1995,

Mr. Boynton had 19.67 years of credited service under the Caesars Pension Plan.

Security Ownership of Certain Beneficial Owners,
Directors, Nominees and Executive Officers

The following table shows as of December 31, 1995 the beneficial ownership of persons known to the Corporation to be the beneficial owners of more than five percent of ITT Common Stock.

Name and                                  Amount and
Address of                                 Nature of
Beneficial                                Beneficial                 Percent
Owner                                      Ownership                of Class
-----                                      ---------                --------

AXA Assurances I.A.R.D. Mutuelle
La Grande Arche
Pardi Nord
92044 Paris La Defense France          14,297,145 shares(1)            12.2%

Bankers Trust New York Corporation
280 Park Avenue
New York, New York 10017               10,457,610 shares(2)             8.9%

FMR Corp.
82 Devonshire Street
Boston, Massachusetts 02109             6,098,102 shares(3)            5.23%

(1) A January 9, 1996 Schedule 13G provided to ITT reflects that subsidiaries of AXA Assurances I.A.R.D. Mutuelle ("AXA") own 14,297,145 shares of ITT Common Stock. Of the reported shares, The Equitable Life Assurance Society of the United States, an indirect subsidiary of AXA ("Equitable"), owns 1,130,800 shares. Of these shares, Equitable is deemed to have (i) sole power to vote or to direct the vote with respect to 1,005,800 shares, (ii) shared power to vote or to direct the vote with respect to 125,000 shares and (iii) sole power to dispose or to direct the disposition of 1,130,800 shares. Alliance Capital Management L.P., an indirect subsidiary of AXA ("Alliance"), owns 13,021,335 shares which have been acquired on behalf of client discretionary investment advisory accounts. Of these shares, Alliance is deemed to have (i) sole power to vote or to direct the vote with respect to 10,513,620 shares, (ii) shared power to vote or to direct the vote with respect to 187,000 shares and (iii) sole power to dispose or to direct the disposition of 13,021,335 shares. Donaldson, Lufkin & Jenrette Securities Corporation, an indirect subsidiary of AXA, owns 6,485 shares and is deemed to have shared power to dispose or to the direct the disposition of such shares. In addition, Wood, Struthers & Winthrop Management Corporation, an indirect subsidiary of AXA ("Wood Struthers"), owns 138,525 shares which have been acquired on behalf of client discretionary investment advisory accounts. Of these shares, Wood Struthers is deemed to have (i) sole power to vote or to direct the vote with respect to 54,560 shares, (ii) shared power to vote or to direct the vote with respect to 68,190 shares and (iii)_ sole power to dispose or to direct the disposition of 138,525 shares.

(2) A Schedule 13G provided to ITT reflects that Bankers Trust New York Corporation, through its wholly-owned subsidiaries Bankers Trust Company (as Trustee for various trusts and employee benefit plans, and as investment advisor) and BT Securities Corporation, and its indirectly wholly-owned subsidiary Bankers Trust International PLC, beneficially owns 10,457,610 shares of ITT Common Stock. Of these shares, Bankers Trust Company is deemed to have (i) sole power to vote or to direct the vote with respect to 10,312,710 shares, (ii) shared power to vote or to direct the vote with respect to 1,500 shares, (iii) sole power to dispose or to direct the disposition of 2,024,028 shares and (iv) shared power to dispose or to direct the disposition of 6,205 shares. BT Securities Corporation is deemed to have (i) sole power to vote or to direct the vote with respect to 30,000 shares and (ii) sole power to dispose or to direct the disposition of such 30,000 shares. Bankers Trust International PLC is deemed to have (i) sole power to vote or to direct the vote with respect to 113,400 shares and (ii) sole power to dispose or to direct the disposition of such 113,400 shares. Bankers Trust Company was the record owner of 859,709 shares of ITT Common Stock as Trustee of ITT's various employee stock ownership plans with respect to which it disclaims beneficial ownership.

(3) A February 14, 1996 Schedule 13G provided to ITT reflects that FMR Corp. ("FMR") beneficially owns 6,098,102 shares of ITT Common Stock. Of such reported shares, Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR and an investment adviser registered under
     Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 5,808,659 shares as a result of acting as investment adviser to several investment companies registered under Section 8 of the Investment Company Act of 1940, and as a result of acting as sub-adviser to Fidelity American Special Situations Trust ("FASST"). The investment adviser of FASST is Fidelity Investment Services Limited, an English company and a subsidiary of Fidelity International Limited ("FIL"). Edward C. Johnson 3d, the Chairman of FMR, FMR, through its control of Fidelity, and the Fidelity Funds each has sole power to dispose of the 5,804,659 shares of ITT Common Stock owned by the Fidelity Funds. FIL, FMR, through its control of Fidelity, and FASST each has sole power to vote and to dispose of the 4,000 shares of

ITT Common Stock held by FASST. Fidelity Management Trust Company ("FMTC"), a wholly-owned subsidiary of FMR, and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 275,043 shares of ITT Common Stock as a result of its serving as investment manager of institutional accounts. Edward C. Johnson 3d and FMR, through its control of FMTC, has sole dispositive power over 275,043 shares and sole power to vote or to direct the voting of 198,243 shares, and no power to vote or to direct the voting of 76,800 shares of ITT Common Stock owned by certain institutional accounts. The number of shares of ITT Common Stock reported includes 3,400 shares owned directly by Edward C. Johnson 3d or in trusts for the benefit of Edward C. Johnson 3d or an Edward C. Johnson 3d family member for which Edward
C. Johnson 3d serves as trustee and over which he has sole voting and dispositive power. FIL and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL is the beneficial owner of 15,000 shares of ITT Common Stock, which includes 4,000 shares of ITT Common Stock owned by FASST.

The following table shows as of January 31, 1996 the beneficial ownership of shares of ITT Common Stock by each director and nominee, by each of the executive officers named in the Summary Compensation Table on page 20, and by the directors and executive officers as a group.

Name and                                   Amount and
Address of                                 Nature of
Beneficial                                 Beneficial                 Percent
Owner                                      Ownership(1)               of Class
-----                                      ------------               --------

Bette B. Anderson                       2,000 shares(2)                      *
Rand V. Araskog                         1,737,851 shares                  1.5%
Nolan D. Archibald                      8,350 shares(3)                      *
Robert A. Bowman                        546,531 shares                       *
Robert A. Burnett                       1,170 shares                         *
Paul G. Kirk, Jr.                       1,010 shares                         *
Edward C. Meyer                         2,500 shares                         *
Benjamin F. Payton                      492 shares                           *
Vin Weber                               no shares(4)                         *
Margita E. White                        2,000 shares                         *
Kendrick R. Wilson III                  no shares(5)                         *
Daniel P. Weadock                       369,897 shares                       *
Peter G. Boynton                        59,718 shares(6)                     *
Richard S. Ward                         289,455 shares                       *
All directors and executive officers
  as a group (22)                       4,465,739 shares                  3.8%

*    Less than one percent.

(1) All shares are owned directly except as hereinafter otherwise indicated. Pursuant to regulations of the Securities and Exchange Commission, shares
     (i) receivable by directors and executive officers upon exercise of employee stock options exercisable within 60 days after January 31, 1996, and (ii) allocated to the accounts of certain directors and executive officers under the ITT Investment and Savings Plan at January 31, 1996, are deemed to be beneficially owned by such directors and executive officers at said date. Of the number of shares shown above, (i) the following represent shares that may be acquired upon exercise of employee stock options for the accounts of: Mr. Araskog, 1,251,617 common shares; Mr. Bowman, 521,653 common shares; Mr. Weadock, 322,186 common shares; Mr. Boynton, 59,718 common shares; Mr. Ward, 261,995 common shares; and all present directors and executive officers as a group, 3,775,342 common shares; and (ii) the following amounts were allocated under the ITT Investment and Savings Plan to the accounts of: Mr. Araskog, 19,708 common shares; Mr. Bowman, 950 common shares; Mr. Weadock, 26,632 common shares; Mr. Ward, 8,784 common shares; and all present directors and executive officers as a group, 72,085 common shares.

(2) An additional 83 shares of ITT Common Stock are owned by Mrs. Anderson's husband. Mrs. Anderson disclaims beneficial ownership in such shares.

(3)  Mr. Archibald sold 7,000 shares of ITT Common Stock on February 8, 1996.


(4)  Mr. Weber purchased 100 shares of ITT Common Stock on February 22, 1996.

(5)  Mr. Wilson purchased 2,000 shares of ITT Common Stock on February 21, 1996.

(6)  Mr. Boynton purchased 1,000 shares of ITT Common Stock on March 11, 1996.

Appendix I
ITT Corporation Annual
Performance-Based

Incentive Plan For Executive Officers

The following is the text of the ITT Corporation Annual Performance-Based Incentive Plan for Executive Officers:

1.  Purpose

This Annual Performance-Based Incentive Plan (the "Performance Plan") is designed to reward executive officers of ITT Corporation and its subsidiaries (the "Corporation") for achieving performance objectives. The Performance Plan is intended to provide an incentive for superior performance and to motivate participating officers toward even higher achievement and business results, to tie their goals and interests to those of the Corporation and its shareholders, and to enable the Corporation to attract and retain highly qualified executive officers. The Performance Plan is also intended to secure the full deductibility of bonus compensation payable to the Corporation's Chief Executive Officer and the four highest compensated executive officers (collectively the "Covered Employees") whose compensation is required to be reported in the Corporation's proxy statement and all compensation payable hereunder to such persons is intended to qualify as "performance-based compensation" as described in Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the "Code").

2.  Eligibility and Participation

Only those executive officers of the Corporation who are officers at the level of senior vice president or above shall be eligible to participate in the Performance Plan. Prior to or at the time performance objectives are established for a "Performance Period", as defined below, the Compensation and Personnel Committee (the "Committee") of the Corporation's Board of Directors (the "Board") will designate in writing which executive officers among those who may be eligible to participate in the Performance Plan shall in fact be participants for such Performance Period.

3.  Plan Year, Performance Periods and Performance Objectives

The fiscal year of the Performance Plan (the "Plan Year") shall be the fiscal year beginning on January 1 and ending on December 31. The performance period (the "Performance Period") with respect to which bonuses may be payable under the Performance Plan shall generally be the Plan Year, provided that the Committee shall have the authority to designate different Performance Periods under the Performance Plan.

Within the first ninety (90) days of each Performance Period the Committee shall establish in writing, with respect to such Performance Period, one or more performance goals, a specific target objective or objectives with respect to such performance goals and an objective formula or method for computing the amount of bonus compensation payable to each participant under the Performance Plan if the performance goals are attained. Notwithstanding the foregoing sentence, for any Performance Period, such goals, objectives and compensation formulae or methods must be established within that number of days, beginning on the first day of such Performance Period, which is no more than twenty-five percent (25%) of the total number of days in such Performance Period.

Performance goals shall be based upon one or more of the following business criteria for the Corporation as a whole or any of its subsidiaries, operating divisions or other operating units: earnings before interest, taxes, depreciation and amortization ("EBITDA"), pre-tax operating income, earnings per share, return on equity, return on invested capital or assets, cost reductions and savings, return on sales or productivity improvements. In addition, to the extent consistent with the goal of providing for deductibility under Section 162(m) of the Code, performance goals may be based upon a participant's attainment of personal objectives with respect to any of the foregoing performance goals, negotiating transactions and sales, or developing long-term business goals. Measurements of the Corporation's or a participant's performance against the performance goals established by the Committee shall be objectively determinable and, to the extent they are expressed in standard accounting terms, they shall be determined according to generally accepted accounting principles ("GAAP") as in existence on the date on which the performance goals are established and without regard to any changes in such principles after such date.

4.  Determination of Bonus Awards

As soon as practicable after the end of each Performance Period, the Committee shall certify in writing to what extent the Corporation and the participants have achieved the performance goals or goals for such Performance Period, including the specific target objective or objectives and the satisfaction of any other material terms of the bonus award and the Committee shall calculate the amount of each participant's bonus for such Performance Period based upon the performance goals, objectives and computation formulae or methods for such Performance Period. The Committee shall have no discretion to increase the amount any participant's bonus as so determined, but may reduce the amount of or totally eliminate such bonus, if it determines, in its absolute and sole discretion, that such a reduction or elimination is appropriate in order to reflect the participant's performance or unanticipated factors.

No participant's bonus for any Plan Year shall exceed the lesser of 200% of the participant's base annual salary as in effect as of the last day of such Plan Year or $4,000,000.

5.  Payment of Awards

Approved bonus awards shall be payable by the Corporation in cash to each participant, or to his estate in the event of his death, as soon as practicable after the end of each Performance Period and after the Committee has certified in writing that the relevant performance goals were achieved.

A bonus award that would otherwise be payable to a participant who is not employed by the Corporation or one of its subsidiaries on the last day of a Performance Period shall be prorated, or not paid, in accordance with rules and regulations adopted by the Committee for the administration of the Performance Plan.

6.  Other Terms and Conditions

No bonus awards shall be paid under the Performance Plan unless and until the material terms (within the meaning of Section 162(m)(4)(C) of the Code) of the Performance Plan, including the business criteria described in the Performance Plan, are disclosed to the Corporation's shareholders and are approved by the shareholders by a majority of votes cast in person or by proxy (including abstentions to the extent abstentions are counted as voting under applicable state law).

No person shall have any legal claim to be granted an award under the Performance Plan and the Committee shall have no obligation to treat participants uniformly. Except as may be otherwise required by law, bonus awards under the Performance Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary. Bonuses awarded under the Performance Plan shall be payable from the general assets of the Corporation and no participant shall have any claim with respect to any specific assets of the Corporation.

Neither the Performance Plan nor any action taken under the Performance Plan shall be construed as giving any employee the right to be retained in the employ of the Corporation or any subsidiary or to maintain any participant's compensation at any level.

The Corporation or any of its subsidiaries may deduct from any award any applicable withholding taxes or any amounts owned by the employee of the Corporation or any of its subsidiaries.


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

7.  Administration

All members of the Committee shall be persons who qualify as "outside directors" as defined under Section 162(m) of the Code. Until changed by the Board, the Compensation and Personnel Committee of the Board shall constitute the Committee hereunder.

The Committee shall have full power and authority to administer and interpret the provisions of the Performance Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Performance Plan and for the conduct of its business as the Committee deems necessary or advisable.

Except with respect to matters which under Section 162(m)(4)(C) of the Code are required to be determined in the sole and absolute discretion of the Committee, the Committee shall have full power to delegate to any officer or employee of the Corporation the authority to administer and interpret the procedural aspects of the Performance Plan, subject to the Performance Plan's terms, including adopting and enforcing rules to decide procedural and administrative issues.

The Committee may rely on opinions, reports or statements of officers or employees of the Corporation or any subsidiary thereof and of company counsel (inside or retained counsel), public accountants and other professional or expert persons.

The Board reserves the right to amend or terminate the Performance Plan in whole or in part at any time. Unless otherwise prohibited by applicable law, any amendment required to conform the Performance Plan to the requirements of
Section 162(m) of the Code may be made by the Committee. No amendment may be made to the class of individuals who are eligible to participate in the Performance Plan, the performance criteria specified in Section 2 or the maximum bonus payable to any participant without shareholder approval unless shareholder approval is not required in order for bonuses paid to Covered Employees to constitute qualified performance-based compensation under Section 162(m) of the Code.

No member of the Committee shall be liable for any action taken or omitted to be taken or for any determination made by him or her in good faith with respect to the Performance Plan, and the Corporation shall indemnify and hold harmless each member of the Committee against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any act or omission in connection with the administration or interpretation of the Performance Plan, unless arising out of such person's own fraud or bad faith.

The place of administration of the Performance Plan shall be in the State of New York and the validity, construction, interpretation, administration and effect of the Performance Plan and the rules, regulations and rights relating to the Performance Plan, shall be determined solely in accordance with the laws of the State of New York.


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